Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FIRST QUARTER 2009 RESULTS
MIAMI, April 22, 2009 – Ryder System, Inc. (NYSE: R)
•	Q1 EPS of $0.12 Include Restructuring and Other Charges of $0.13

•	Q1 Comparable EPS of $0.25, Declines from $0.96 in 2008

•	Q1 Total Revenue 22% Lower; Operating Revenue Decreases 14%

•	EPS Forecasts Temporarily Suspended in Current Uncertain Environment

•	Full Year Free Cash Flow Expected to Further Improve
     Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.12 for the three-month period ended March 31, 2009, compared with EPS of $0.96 in the year-earlier period. Net earnings were $6.8 million, compared with $56.1 million in the year-earlier period. EPS and net earnings in the current period include a charge for restructuring and other items of $0.13 and $6.9 million, respectively. Excluding these items, comparable EPS in the first quarter of 2009 declined 74% to $0.25 and comparable net earnings decreased 76% to $13.7 million. The decline in comparable earnings reflects significantly lower pre-tax earnings in the Fleet Management Solutions (FMS) business segment driven by decreased global commercial rental and used vehicle sales results, higher pension expense, and reduced contractual full service lease business performance. Higher pension expense negatively impacted comparable EPS by $0.17. To a lesser extent, earnings were negatively impacted by significantly reduced global automotive industry volumes.
     Total revenue for the first quarter of 2009 was $1.20 billion, down 22% from $1.54 billion in the same period last year. Total revenue comparisons were adversely impacted by lower fuel prices and fuel volumes, as well as unfavorable foreign exchange rate movements. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.01 billion, down 14% compared with $1.17 billion in the year-earlier period, including the decline associated with unfavorable foreign exchange rate movements. FMS business segment total revenue decreased 22% due primarily to lower fuel services revenue. FMS operating revenue declined 7% due to unfavorable foreign exchange rate movements and lower commercial rental revenue. Full service lease and contract maintenance revenue were negatively impacted by lower miles driven by existing customers and an increase in customer fleet downsizing actions. Supply Chain Solutions (SCS) business segment total revenue and operating revenue declined 28% due to lower global automotive volumes, unfavorable foreign exchange rate movements, and lower fuel volumes and fuel prices. Dedicated Contract Carriage (DCC) business segment total revenue and operating revenue decreased 16% reflecting the pass through of lower fuel prices, and lower freight volumes.
     Ryder Chairman and CEO Greg Swienton said, “For the past two-and-a-half years we delivered earnings growth through a prolonged freight recession which primarily impacted Ryder’s transactional commercial rental and used vehicle sales product lines. The further reductions in freight volumes that the transportation industry encountered in the first quarter have extended these negative impacts into our contractual Fleet Management Solutions product lines. In particular, our full service lease customers are now operating fewer than anticipated leased units and are driving fewer miles with the vehicles they currently have under contract. However, our contractual Supply Chain Solutions and Dedicated Contract Carriage offerings performed largely in line with our already lowered expectations.”
     “The current economic environment has worsened and is significantly less predictable. In light of this, we have temporarily suspended providing EPS forecasts. Despite these factors, based on the nature of our business model, we expect full-year free cash flow to remain strong and significantly improve versus our prior forecast.”
First Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.

Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the first quarter of 2009 was $862.6 million, down 22% compared with the year-earlier period. Fuel services revenue in the first quarter of 2009 decreased 53% compared with the same period in 2008 due to lower fuel prices and reduced gallons pumped at Ryder’s fuel service centers. Operating revenue (revenue excluding fuel) in the first quarter of 2009 was $692.3 million, down 7% compared with $747.0 million in the year-earlier period. Both FMS total revenue and operating revenue included an unfavorable foreign exchange impact of 3% and 4%, respectively. Full service lease revenue decreased 2% in the first quarter of 2009 as unfavorable foreign exchange rate movements more than offset an increase of 2% in the North American market, including acquisitions. Contract maintenance revenue increased 2% in the first three months of 2009 compared with the same period in the prior year due primarily to new sales activity, partially offset by the impact of unfavorable exchange rates. Both full service lease and contract maintenance revenue were negatively impacted by lower miles driven by customers with their fleets, and an increase in customer fleet downsizing actions. Commercial rental revenue decreased 25% reflecting weak global market demand, lower pricing, and unfavorable foreign exchange rate impacts.
     The FMS business segment’s NBT decreased to $30.4 million in the first quarter of 2009, down 67% compared with $91.4 million in the same period of 2008. This decrease was related primarily to a decline in global commercial rental results, lower used vehicle sales results, higher pension expense, and lower contractual business performance. These items were partially offset by cost reduction initiatives, including workforce reductions announced in the fourth quarter of 2008. Commercial rental results were impacted by weak global demand which drove lower utilization and reduced pricing. Used vehicle sales results were also impacted by weak demand which drove lower pricing and volume, as well as higher inventory levels compared with the prior year period. Both commercial rental and used vehicle sales performed largely in line with the Company’s lowered expectations. As previously announced, pension expense significantly increased in 2009 primarily because of poor performance in the overall stock market in 2008.

Finally, contractual business performance was adversely impacted by the protracted length and increased severity of the current freight recession, which has resulted in reduced customer demand for new leases and an increased number of customers downsizing their fleets. Customers are also driving significantly fewer miles with their existing fleets, which lowers Ryder’s variable revenue and fuel gallons sold. Business segment NBT as a percentage of operating revenue was 4.4% in the first quarter of 2009, down 780 basis points compared with 12.2% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, first quarter 2009 total revenue was $297.5 million, down 28% from $414.2 million in the comparable period in 2008. First quarter 2009 operating revenue (revenue excluding subcontracted transportation) was $247.1 million, down 28 % compared with $342.0 million in the comparable period a year ago. Both total revenue and operating revenue declined primarily due to lower global automotive volumes including several plant shutdowns. Revenue comparisons were also impacted by unfavorable foreign exchange rate movements (which reduced both SCS total revenue and operating revenue by 6%), as well as lower fuel volumes and fuel prices.
     The SCS business segment’s NBT was a loss of $1.9 million in the first quarter of 2009, compared with earnings of $8.3 million in the same quarter of 2008. SCS business segment NBT was largely in line with Company expectations. Business segment earnings were negatively impacted by significantly reduced North American automotive volumes which decreased segment results by $7.2 million. SCS first quarter 2009 business segment NBT also includes an operating loss of $3.5 million related to South America and Europe markets the Company expects to exit by the end of 2009. First quarter 2009 NBT for the business segment as a percentage of operating revenue was negative 0.8%, down 320 basis points compared with 2.4% in the same quarter of 2008.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, first quarter 2009 total revenue of $115.0 million was down 16% compared with $137.2 million in the first quarter of 2008. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2009 was $112.7 million, down 16% compared with $134.0 million in the year-earlier period. Total revenue and operating revenue decreased due to the pass through of lower fuel prices and lower freight volumes.
     The DCC business segment’s NBT in the first quarter of 2009 was $10.3 million, down 9% compared with $11.3 million in the first quarter of 2008. Business segment NBT, which was largely in line with Company expectations, was adversely impacted by revenue declines which offset better operating performance and lower overhead spending. Business segment NBT as a percentage of operating revenue was 9.1% in the first quarter of 2009, up 70 basis points compared with 8.4% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the first quarter of 2009, CSS costs were $38.2 million, down from $46.8 million in the year-earlier period reflecting lower spending across all functional areas due in most part to the benefit of cost reduction actions.

Restructuring and Other Items
     Pre-tax restructuring and other items totaled $7.9 million ($6.9 million after tax), or $0.13 per diluted share for the first quarter of 2009. These charges primarily reflect an increase in the previously announced estimates for initiatives and actions undertaken in the fourth quarter of 2008. The Company recognized a non-cash, pre-tax impairment charge of $3.9 million (also $3.9 million after tax) related to an international supply chain facility currently being marketed for sale. The Company also recognized $3.0 million of employee-related costs, including severance, retention and other termination benefits associated with cost reduction actions undertaken beginning with the fourth quarter of 2008.
Income Taxes
     The Company’s effective income tax rate in the first quarter of 2009 was 62.3% of pre-tax earnings compared to 39.1% in the year-earlier period. The current period income tax rate was impacted by non-deductible foreign restructuring and other charges. Excluding these items, the Company’s comparable effective income tax rate was 47.4% of pre-tax comparable earnings versus 39.1% in the year-earlier period. The current period comparable income tax rate reflects the adverse impact associated with higher non-deductible foreign losses, primarily in markets the Company plans to exit by the end of 2009.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $224.7 million for the first quarter of 2009, compared with $332.4 million in the same period of 2008. Net capital expenditures (including proceeds from the sale of assets) were $177.5 million, down from $257.4 million in the same period of 2008. The decrease in capital expenditures reflects planned lower spending on transactional commercial rental vehicles. Additionally, the decrease reflects lower full service lease vehicle spending due to the current global economic slowdown.
Free Cash Flow
     Operating cash flow through March 31, 2009 was $253.8 million, down 15% from $300.3 million in the same period of 2008. Total cash generated (including proceeds from used vehicle sales) through March 31, 2009, was $322.5 million, down 18% from $393.3 million in the same period of 2008. Free cash flow through March 31, 2009 was $70.4 million, down 41% compared with $119.4 million for the same period of 2008, primarily due to lower cash-based earnings. First quarter free cash flow did not reflect the benefit of lower vehicle purchases in 2009 due to the timing of cash payments to vendors for full service lease vehicles ordered in the latter part of 2008 and paid for in the first quarter of 2009. Ryder expects free cash flow comparisons to significantly improve throughout the remainder of the year due primarily to lower capital expenditures.
Leverage
     Balance sheet debt as of March 31, 2009 of $2.85 billion, decreased by $15 million compared with year-end 2008, as free cash flow and other available cash more than offset the impact of acquisitions. The leverage ratio for balance sheet debt as of March 31, 2009 was 214%, compared with 213% at year-end 2008. Total obligations to equity as of March 31, 2009 were 226%, flat with year-end 2008. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets. However, in the current uncertain environment, the Company does not intend to reach this range.
2009 Outlook
     The Company anticipates the current worsened economic environment to continue throughout the remainder of 2009. These weaker conditions are expected to primarily impact

FMS and SCS business segment results. Due to overall lower transportation volumes, the Company now anticipates miles driven, fleet count, and fuel volumes within Ryder’s full service lease and contractual maintenance product lines to be lower than previously planned. The Company also anticipates additional deterioration in commercial rental demand and used vehicle pricing beyond prior expectations. Additionally, the significant issues in the automotive industry create further challenges in predicting SCS results. Furthermore, the degree of this extended downturn is considerably more severe than in historical business cycles and therefore the overall environment is much less predictable. Given these unprecedented marketplace conditions, and the uncertainty and volatility in the current economy, the Company has temporarily suspended providing EPS forecasts.
     Full year 2009 free cash flow is expected to improve from the previous forecast of $365 million, by at least $100 million, due to lower expected pension contributions, and reduced cash taxes due in part to recent government economic stimulus packages. The Company also anticipates reduced net capital expenditures relative to the previous forecast due to lower expected levels of new lease sales and replacements, partially offset by lower proceeds from the sale of used vehicles. Full-year 2009 free cash flow is also expected to benefit from the reduction in net capital expenditures, partially offset by lower expected earnings. Therefore, free cash flow is expected to further improve beyond the additional $100 million.
     Commenting on the remainder of 2009, Mr. Swienton said, “We expect these worsened economic conditions and the corresponding prolonged freight recession to continue to broadly impact our customers and our business through the remainder of the year. Despite these factors, we believe Ryder’s business model will allow us to continue to deliver increased free cash flow, which is an important differentiator that provides strength and stability in the current environment.”
About Ryder
     Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 399th on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, further deterioration in economic conditions and freight volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, the timing and impact of the restructuring activities announced in Q4 2008, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 22, 2009, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH5664964 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-937-1821 (outside U.S. dial 1-203-369-3857), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
XX-09

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2009 and 2008
(In millions, except per share amounts)

	Three Months
	2009	2008
Revenue	$1,203.1	1,543.6

Operating expense	544.5	763.8
Salaries and employee-related costs	310.3	358.4
Subcontracted transportation	52.6	75.3
Depreciation expense	222.5	206.0
Gains on vehicle sales, net	(4.0)	(12.4)
Equipment rental	15.6	21.5
Interest expense	38.8	37.4
Miscellaneous expense, net	0.4	1.6
Restructuring and other charges (recoveries), net	4.2	(0.1)

	1,184.9	1,451.5

Earnings before income taxes	18.2	92.1
Provision for income taxes	(11.4)	(36.0)

Net earnings	$6.8	56.1

Earnings per common share — Diluted	$0.12	0.96

Weighted-average shares outstanding — Diluted	55.3	58.0

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	March 31,	December 31,
	2009	2008
Assets:

Cash and cash equivalents	$91.6	120.3
Other current assets	742.0	830.9
Revenue earning equipment, net	4,556.3	4,565.2
Operating property and equipment, net	542.9	546.8
Other assets	637.6	626.3

	$6,570.4	6,689.5

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$107.1	384.3
Other current liabilities	633.5	726.9
Long-term debt	2,740.3	2,478.5
Other non-current liabilities (including deferred income taxes)	1,761.3	1,754.6
Shareholders’ equity	1,328.2	1,345.2

	$6,570.4	6,689.5

SELECTED KEY RATIOS

	March 31,	December 31,
	2009	2008
Debt to equity	214%	213%
Total obligations to equity (a) *	226%	225%

	Twelve months ended March 31,
	2009	2008
Return on average shareholders’ equity	9.2%	14.2%
Return on average assets	2.2%	3.7%
Return on capital*	6.6%	7.5%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2009 and 2008
(Dollars in millions)

	Three Months
	2009	2008	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$491.7	504.2	(2)%
Contract maintenance	41.4	40.6	2%

Contractual revenue	533.1	544.8	(2)%
Contract-related maintenance	45.0	51.7	(13)%
Commercial rental	99.2	132.7	(25)%
Other	15.0	17.8	(15)%
Fuel	170.3	358.6	(53)%

Total Fleet Management Solutions	862.6	1,105.6	(22)%
Supply Chain Solutions	297.5	414.2	(28)%
Dedicated Contract Carriage	115.0	137.2	(16)%
Eliminations	(72.0)	(113.4)	36%

Total revenue	$1,203.1	1,543.6	(22)%

Operating Revenue: *
Fleet Management Solutions	$692.3	747.0	(7)%
Supply Chain Solutions	247.1	342.0	(28)%
Dedicated Contract Carriage	112.7	134.0	(16)%
Eliminations	(44.0)	(51.3)	14%

Total operating revenue	$1,008.1	1,171.7	(14)%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$30.4	91.4	(67)%
Supply Chain Solutions	(1.9)	8.3	NM
Dedicated Contract Carriage	10.3	11.3	(9)%
Eliminations	(5.8)	(7.5)	23%

	33.0	103.5	(68)%
Unallocated Central Support Services	(6.9)	(11.5)	40%

Earnings before restructuring and other items and income taxes	26.1	92.0	(72)%
Restructuring and other (charges) / recoveries; net and other items	(7.9)	0.1	NM

Earnings before income taxes	18.2	92.1	(80)%
Provision for income taxes	(11.4)	(36.0)	69%

Net earnings	$6.8	56.1	(88)%

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2009 and 2008
(Dollars in millions)

	Three Months
	2009	2008	B(W)
Fleet Management Solutions

Total revenue	$862.6	1,105.6	(22%)
Fuel revenue	(170.3)	(358.6)	(53%)

Operating revenue *	$692.3	747.0	(7%)

Segment earnings before income taxes	$30.4	91.4	(67%)

Earnings before income taxes as % of total revenue	3.5%	8.3%

Earnings before income taxes as % of operating revenue *	4.4%	12.2%

Supply Chain Solutions

Total revenue	$297.5	414.2	(28%)
Subcontracted transportation	(50.4)	(72.2)	(30%)

Operating revenue *	$247.1	342.0	(28%)

Segment earnings before income taxes	$(1.9)	8.3	NM

Earnings before income taxes as % of total revenue	(0.6%)	2.0%

Earnings before income taxes as % of operating revenue *	(0.8%)	2.4%

Memo: Fuel costs	$15.1	40.4	63%

Dedicated Contract Carriage

Total revenue	$115.0	137.2	(16%)
Subcontracted transportation	(2.3)	(3.2)	(27%)

Operating revenue *	$112.7	134.0	(16%)

Segment earnings before income taxes	$10.3	11.3	(9%)

Earnings before income taxes as % of total revenue	8.9%	8.2%

Earnings before income taxes as % of operating revenue *	9.1%	8.4%

Memo: Fuel costs	$16.0	30.8	48%

*	Non-GAAP financial measure

Note:	Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)
DEBT TO EQUITY RECONCILIATION

	March 31,		December 31,
	2009	% to Equity	2008	% to Equity
On-balance sheet debt	$2,847.4	214%	$2,862.8	213%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	148.1		163.0

Total obligations *	$2,995.5	226%	$3,025.8	225%

CASH FLOW RECONCILIATION

	Three months ended March 31,
	2009	2008
Net cash provided by operating activities	$253.8	300.3
Proceeds from sales (primarily revenue earning equipment)	47.2	75.0
Collections on direct finance leases	21.5	17.6
Other, net	—	0.4

Total cash generated *	322.5	393.3
Capital expenditures	(252.1)	(273.9)

Free cash flow *	$70.4	119.4

RETURN ON CAPITAL RECONCILIATION

	Twelve Months ended March 31,
	2009	2008
Net earnings (12-month rolling period)	$150.6	258.7
+ Restructuring and other items	78.4	1.5
+ Income taxes	125.4	154.0

Adjusted earnings before income taxes	354.4	414.2
+ Adjusted interest expense (b)	165.0	168.3
- Adjusted income taxes	(207.0)	(221.9)

= Adjusted net earnings for ROC (numerator)	$312.4	360.6

Average total debt	$2,899.1	2,832.4
+ Average off-balance sheet debt	165.3	174.8
+ Average adjusted total shareholders’ equity (c)	1,660.1	1,825.6

= Adjusted average total capital (denominator)	$4,724.5	4,832.8

Adjusted ROC *	6.6%	7.5%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents shareholders’ equity excluding comparable earnings items for those periods.

*	Non-GAAP financial measure

Note:	Amounts may not recalculate due to rounding.

Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2009	2008
Total revenue	$1,203.1	1,543.6
Fuel services and subcontracted transportation revenue	(222.9)	(434.0)
Fuel eliminations	27.9	62.1

Operating revenue *	$1,008.1	1,171.7

NET EARNINGS / EPS RECONCILIATION

	March 31, 2009
	Three Months
	Reported		Comparable
	Earnings	Adjustments	Earnings
Revenue	$1,203.1	—	1,203.1

Operating expense (a)	544.5	0.2	544.7
Salaries and employee-related costs	310.3		310.3
Subcontracted transportation	52.6		52.6
Depreciation expense (b)	222.5	(3.9)	218.6
Gains on vehicle sales, net	(4.0)		(4.0)
Equipment rental	15.6		15.6
Interest expense	38.8		38.8
Miscellaneous expense, net	0.4		0.4
Restructuring and other charges, net (c)	4.2	(4.2)	(0.0)

	1,184.9	(7.9)	1,177.0

Earnings before income taxes	18.2	7.9	26.1
Provision for income taxes	(11.4)	(1.0)	(12.4)

Net earnings	$6.8	6.9	13.7

Tax Rate	62.3%		47.4%

Weighted-average shares outstanding — Diluted	55.3		55.3

Earnings per common share — Diluted	$0.12		0.25

Notes:

(a)	$0.2 million international asset write-off.

(b)	$3.9 million international impairment charge.

(c)	$3.0 million severance and employee related charges.

$0.3 million contract termination costs.

$0.9 million plan implementation costs.

Note:	Amounts are calculated independently for each component and may not be additive due to rounding.